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                                                                    Exhibit 3.2

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                              FLAGSTAR CORPORATION
                                      INTO
                            FLAGSTAR COMPANIES, INC.



         Flagstar Companies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Corporation was incorporated on the 29th day of September 1988, pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of Flagstar Corporation, a corporation incorporated on the 15th day of April 1980 (then known as Trans World Food Systems, Inc. and later known as TW Services, Inc.), pursuant to the General Corporation Law of the State of Delaware.

         THIRD: That pursuant to a plan of reorganization (as further defined and described below), Flagstar Corporation, a joint debtor with the Corporation under such plan of reorganization, shall be merged with and into the Corporation (such merger to be referred to hereinafter as the "Merger.")

         FOURTH: The Merger was duly authorized and approved in all respects and for all purposes pursuant to the Corporation's and Flagstar Corporation's Amended Joint Plan of Reorganization (the "Amended Joint Plan"), dated July 11, 1997 (amended November 7, 1997) and confirmed by order of the United States Bankruptcy Court for the District of South Carolina (the "Bankruptcy Court") entered on November 12, 1997 pursuant to Chapter 11 of Title 11 of the United States Code, and otherwise in accordance with Section 253 and other applicable provisions of the General Corporation Law of the State of Delaware.

         FIFTH: Pursuant to the Amended Joint Plan, the Merger shall be deemed to be effective January 7, 1998, the effective date of the Amended Joint Plan, without any requirement of action or further action by the Corporation's shareholders or its board of directors.

         SIXTH: Pursuant to the Amended Joint Plan and the Merger, on the Amended Joint Plan's effective date, the Corporation shall adopt a Restated Certificate of Incorporation and pursuant thereto shall change its corporate name to Advantica Restaurant Group, Inc. in accordance with Section 253 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Flagstar Companies, Inc. has caused this Certificate to be signed by Rhonda J. Parish, its Senior Vice President, General Counsel and Secretary and attested by C. Robert Campbell, its Assistant Secretary, this 5th day of January, 1998.

                                 FLAGSTAR COMPANIES, INC.



                                 By:  /s/ Rhonda J. Parish
                                     ----------------------------------------
                                 Its:  Senior Vice President, General Counsel
                                        and Secretary


Attest:



By: /s/ C.R. Campbell
    ---------------------------
Its: Assistant Secretary
    ---------------------------